Exhibit 10.4

Dated September 30, 2024

TE Connectivity Public Limited Company

Deed Poll of Assumption

relating to

Equity Incentive Plans

DEED POLL OF ASSUMPTION

OF

TE CONNECTIVITY PUBLIC LIMITED COMPANY

This Deed Poll is made on  September 30, 2024 by TE CONNECTIVITY PUBLIC LIMITED COMPANY, a company incorporated in Ireland with company number 571909 and having its registered office at 10 Earlsfort Terrace, Dublin 2, Dublin, D02 T380, Ireland (the “Company”) in respect of the TE Connectivity Ltd. equity incentive plans listed in Schedule 1 hereto (the “Equity Incentive Plans”).

WHEREAS TE Connectivity Ltd. is a company limited by shares incorporated in Switzerland with registered number CHE-114.934.754 and with its registered and principal office located at Mühlenstrasse 26, CH-8200 Schaffhausen, Switzerland (“TE Connectivity Ltd.”).

WHEREAS on 18 March 2024 the Company and TE Connectivity Ltd. entered into a merger agreement pursuant to which TE Connectivity Ltd. will merge with and into the Company in accordance with the provisions of that merger agreement and as stipulated by (and to the extent applicable to a cross-border merger) Art. 3 et seq. of the Swiss Act on Merger, Demerger, Transformation and Transfer of Assets (Fusionsgesetz) and Art. 163b, 163c and 164 of the Swiss Private International Law Act (IPRG) (emigration merger by absorption), as well as the applicable laws of Ireland, to effect a transaction which will result, inter alia, in the shareholders of TE Connectivity Ltd. receiving as merger consideration for each registered share in TE Connectivity Ltd. one ordinary share in the Company, and TE Connectivity Ltd. being dissolved without liquidation, such transaction becoming effective, subject to the approval of the shareholders of TE Connectivity Ltd. and of the Swiss Federal Commercial Register Office (EHRA), on entry of its terms in the daily ledger of the commercial register of the Canton of Schaffhausen, Switzerland (the “Effective Time”), whereupon the Company will become the surviving entity and successor to TE Connectivity Ltd. (the “Merger”).

WHEREAS each shareholder of TE Connectivity Ltd. will receive one ordinary share of the Company in exchange for each registered share in TE Connectivity Ltd. held immediately prior to the Effective Time and each TE Connectivity Ltd. common share will, on completion of the Merger, be cancelled and cease to exist.

WHEREAS in connection with the Merger, the Company proposed to assume any outstanding awards issued under the Equity Incentive Plans subject to and conditional upon the consummation of the Merger and with effect from the Effective Time (the “Assumption”).

WHEREAS in connection with and contingent upon the consummation of the Merger and the Assumption, the Company adopted the Equity Incentive Plans amended as necessary or appropriate to give effect to the Merger and the Assumption, such amendments principally providing (1) for the appropriate substitution of the Company for TE Connectivity Ltd. in such plans and (2) that shares of the Company will be issued, held available or used, as appropriate, to measure benefits under such plans, in lieu of shares of TE Connectivity Ltd., including upon the exercise of any stock options or upon the vesting of restricted stock units or performance stock units awarded under such plans.

WHEREAS in connection with the Merger becoming effective, the Company desires to assume sponsorship of the Equity Incentive Plans and all outstanding awards issued thereunder subject to and conditional upon the occurrence of the Effective Time and with effect from the Effective Time.

WHEREAS the Company acknowledges that the beneficial interest in all assets of TE Connectivity Ltd. immediately prior to the Merger (including any rights under the Equity Incentive Plans) will pass to the Company by operation of Swiss law with effect from the Effective Time and this Deed Poll is being entered into solely for the purposes of effecting the transfer and assumption of legal title to the rights and obligations of TE Connectivity Ltd. under the Equity Incentive Plans.

NOW THIS DEED POLL WITNESSES AS FOLLOWS:

The Company hereby declares, undertakes and agrees for the benefit of each participant in the Equity Incentive Plans that, subject to and conditional upon the consummation of the Merger and with effect from the Effective Time, it shall:

1.	assume, undertake and discharge all of the rights and obligations of TE Connectivity Ltd. as defined in the Equity Incentive Plans, whether arising prior to, on or after the Effective Time;

2.	exercise all of the powers of TE Connectivity Ltd. as provided for in the Equity Incentive Plans; and

3.	be bound by the terms of the Equity Incentive Plans so that the Company will be bound by the requirements, without limitation, to which any outstanding award under the Equity Incentive Plans is subject immediately prior to the effective date of this Deed Poll, save for such changes as are necessary to effectuate and reflect the assumption by the Company of the Equity Incentive Plans and the rights and obligations of TE Connectivity Ltd. thereunder.

This Deed Poll shall be governed by and construed in accordance with the laws of Ireland.

Schedule 1

1.	TE Connectivity Ltd. 2024 Stock and Incentive Plan;

2.	TE Connectivity Ltd. 2007 Stock and Incentive Plan (as amended and restated effective December 12 2023);

3.	TE Connectivity Ltd. 2010 Stock and Incentive Plan, amended and restated March 9, 2017;

4.	TE Connectivity Ltd. Employee Stock Purchase Plan; and

5.	TE Connectivity Ltd. Savings Related Share Plan.

IN WITNESS WHEREOF this Deed Poll has been executed and delivered by the Company on the date first above written.

GIVEN under the common seal of
TE CONNECTIVITY PUBLIC LIMITED COMPANY	/s/ Matthew M. Pilcher
and DELIVERED as a DEED	Director

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